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THE PNC FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES                                                                EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES



                                                Three months ended                      Year ended December 31
                                                     March 31     -------------------------------------------------------------
Dollars in millions                                  2002             2001           2000          1999         1998      1997
----------------------------------------------------------------  -------------  -------------  -----------  ---------  -------
EARNINGS
Income from continuing operations before taxes      $  481          $  564         $1,848        $1,788       $1,651     $1,595
Fixed charges excluding interest on deposits           121             763          1,033           980        1,159      1,080
                                                    ------          ------         ------        ------       ------     ------
       Subtotal                                        602           1,327          2,881         2,768        2,810      2,675
Interest on deposits                                   176           1,229          1,653         1,369        1,471      1,457
                                                    ------          ------         ------        ------       ------     ------
       Total                                        $  778          $2,556         $4,534        $4,137       $4,281     $4,132
                                                    ======          ======         ======        ======       ======     ======
FIXED CHARGES
Interest on borrowed funds                          $   92          $  646         $  915        $  870       $1,065     $1,010
Interest component of rentals                           14              53             50            44           33         26
Amortization of notes and debentures                                     1              1             1            1          1
Distributions on Mandatorily Redeemable
    Capital Securities of Subsidiary Trusts             15              63             67            65           60         43
                                                    ------          ------         ------        ------       ------     ------
       Subtotal                                        121             763          1,033           980        1,159      1,080
Interest on deposits                                   176           1,229          1,653         1,369        1,471      1,457
                                                    ------          ------         ------        ------       ------     ------
       Total                                        $  297          $1,992         $2,686        $2,349       $2,630     $2,537
                                                    ======          ======         ======        ======       ======     ======

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                        4.98 x          1.74 x         2.79 x        2.82 x       2.42 x     2.48 x
Including interest on deposits                        2.62            1.28           1.69          1.76         1.63       1.63

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